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                                                                   EXHIBIT 10.26



                          SPECIAL RETENTION AGREEMENT


         This Agreement is dated March 27, 1996, and is between Donald M. Levinson, who resides at 2107 Delancey Street, Philadelphia, Pennsylvania (referred to as "Executive") and CIGNA Corporation, 1650 Market Street, Philadelphia, Pennsylvania 19192, a Delaware corporation (referred to as "CIGNA").

         Executive and CIGNA, intending to be legally bound and in consideration of the promises in this Agreement, mutually agree as follows:


1. RETENTION CONDITIONS. CIGNA shall provide Executive (or Executive's surviving spouse) with the benefits and payments described in paragraphs 2 or 3 below if Executive:

         (a)     Complies with the provisions of paragraphs 4, 5 and 6 below;
                 and

         (b) Remains continuously employed by CIGNA or one of its subsidiaries, affiliates or successors (collectively, the "Company") until the Executive's Vesting Date.

         (c) For purposes of this Agreement, Executive's "Vesting Date" shall be the first of the following dates:

                 (1)      The Executive's 55th birthday;

                 (2)      The date Executive dies;

                 (3) The date Executive's employment with the Company terminates on account of his total and permanent disability;

                 (4) The date Executive's employment with the Company terminates, if the termination is at the Company's initiative and is not a termination for Cause, as defined in the CIGNA Corporation Severance Benefits Plan for Members of the Executive Group (the "Executive Severance Plan"); or

                 (5) The date Executive's employment with the Company otherwise terminates, but only if:

                          (A) The People Resources Committee of CIGNA's Board of Directors (the "Committee") determines that, despite the Executive's termination, his right to the benefits and payments under this Agreement should vest; or





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                          (B)     The termination is a Termination Upon a
                                  Change of Control as described in
                                  subparagraph 1.10(ii) of the Executive
                                  Severance Plan.


2.       SUPPLEMENTAL RETIREMENT BENEFITS.

         (a) If Executive meets the conditions in paragraph 1, CIGNA shall pay Executive a supplemental retirement benefit equal to the amount by which (1) exceeds (2), with:

                 (1) equal to the benefits Executive would be entitled to receive under the CIGNA Pension Plan and the CIGNA Supplemental Pension Plan (the "Pension Plans") if:

                          (A) the Pension Plans permitted the accrual of benefits up to a maximum of 35, instead of 30, Years of Credited Service (as that term is defined in the CIGNA Pension Plan);

                          (B) Executive had 30 Years of Credited Service on his 55th birthday; and

                          (C) the Pension Plans treated as Eligible Earnings (as defined in the CIGNA Pension
                                  Plan) any compensation payable to Executive but mandatorily deferred by the Committee in order to avoid nondeductibility under Section 162(m) of the Internal Revenue Code, to the extent that such compensation would have been Eligible Earnings under the CIGNA Supplemental Pension Plan had it been deferred under the Deferred Compensation Plan of CIGNA Corporation and Participating Subsidiaries; and

                 (2) equal to the benefits Executive will actually be entitled to receive under the Pension Plans.

         (b) For purposes of determining Executive's Years of Credited Service under subparagraphs 2(a)(1), 2(d) and 2(e):

                 (1) the Executive shall be deemed to have accrued 2% of his Final Average Eligible Earnings (as defined in the CIGNA Pension Plan) for each Year of Credited Service before reaching age 55; and





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                 (2)      the accrual of Credited Service from and after
                          Executive's 55th birthday, shall be based on the U.S. Department of Labor's elapsed time rules, and Executive shall accrue one month of Credited Service for each month that he remains continuously employed by the Company.

         (c) Any supplemental retirement benefit payable to Executive under this paragraph 2 shall be paid at the same time and in the same manner as benefit payments to Executive under the CIGNA Supplemental Pension Plan.

         (d) In the event of a termination of Executive's employment under subparagraph 1(c)(4), the amount computed under subparagraph 2(a)(1) will be based upon the assumption that Executive had accrued 35 Years of Credited Service as of his termination of employment date.

         (e) In the event of a termination of Executive's employment under subparagraphs 1(c)(2), (3) or (5), the amount computed under subparagraph 2(a)(1) will be based upon these assumptions:

                 (1) Executive had 30 Years of Credited Service on his 55th birthday;

                 (2) Executive accrued additional Credited Service under subparagraph 2(b) after his 55th birthday; and

                 (3) If Executive's termination of employment occurs before he reaches age 55, then Executive will be deemed to have 30 Years of Credited Service on his termination of employment date.


3.       SUPPLEMENTAL SURVIVING SPOUSE BENEFITS.

         (a) If Executive (1) meets the conditions set forth in subparagraphs 1(a) and (b); (2) dies while employed by the Company; and (3) is survived by a spouse to whom he has been married for at least the 12-month period ending on his date of death (his "Spouse"), then CIGNA shall pay his Spouse a supplemental surviving spouse benefit as described in subparagraphs 3(b) or (c) below. Any supplemental surviving spouse benefit payable to Executive's Spouse under this paragraph 3 shall be paid at the same time and in the same manner as any benefit payments to the Spouse under the CIGNA Supplemental Pension Plan.





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         (b)     If Executive dies before his 55th birthday, then CIGNA shall pay his Spouse a supplemental surviving spouse benefit equal to the amount, if any, by which (1) exceeds (2), with:

                 (1) equal to the pre-retirement surviving spouse benefits his Spouse would receive under the Pension Plans if Executive had accrued 30 Years of Credited Service on the date of his death (in accordance with subparagraph 2(f)(3)); and

                 (2) equal to the pre-retirement surviving spouse benefits his Spouse will actually be entitled to receive under the Pension Plans.

         (c) If Executive dies on or after his 55th birthday and has not made an election to receive his CIGNA Supplemental Pension Plan benefits in the optional, annuity form, then CIGNA shall pay his Spouse a supplemental surviving spouse benefit equal to the amount, if any, by which (1) exceeds (2), with:

                 (1) equal to the benefits Executive would receive under the Pension Plans and paragraph 2 of this Agreement if (A) Executive had retired from the Company on the day before he died and (B) his retirement date had been a Vesting Date; and

                 (2) equal to the benefits the Spouse will actually be entitled to receive under the Pension Plans.


4.       NON-DISCLOSURE.

         (a) Executive shall not at any time during or after the term of his employment with the Company (other than in the good faith performance of the duties and responsibilities of his position with the Company) reveal or make known to any person (other than the Company) or use for his own benefit (or for the benefit of any other person or entity unrelated to the Company) any Company Information made known (whether or not with the knowledge and permission of the Company) to Executive by reason of his employment by the Company; provided however, that after such knowledge, information and materials have become public knowledge, Executive shall have no further obligation under this paragraph 4 with respect to same so long as Executive was in no manner responsible, directly or indirectly, for permitting such information to become public knowledge without the consent of the Company.





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         (b)     For purposes of subparagraph 4(a) the term "Company
                 Information" shall mean any knowledge, information or materials about the Company's products, services, know-how, customers, business plans, or confidential information about financial, marketing, pricing, compensation and other proprietary matters relating to the Company, whether or not subject to trademark, copyright, trade secret or other protection, whether or not developed, devised or otherwise created in whole or in part by the efforts of Executive, and whether or not a matter of public knowledge (unless as a result of authorized disclosure).

         (c) Executive shall retain all Company Information which he may acquire or develop during the term of his employment with the Company in trust for the sole benefit of the Company.


5. COVENANT TO REPORT. All written materials, records and documents made by Executive or coming into his possession during the term of his employment with the Company and concerning the business or affairs of the Company or any of its affiliates shall be and remain the property of the Company and, upon the termination of Executive's employment with the Company or upon the request of the Company, Executive shall promptly deliver the same to the Company. Executive agrees to render to the Company such reports of the activities undertaken by Executive or conducted under Executive's direction pursuant hereto during the term of his employment as the Company may request.


6.       COVENANT NOT TO COMPETE.

         (a) Executive agrees that, during the term of his employment with the Company and, if he meets the conditions in subparagraphs 1(c)(1), (3), (4) or (5), for a period of twenty-four (24) months following the termination of his employment with the Company, he will not, within any part of the United States where the Company is doing business or has, within the twelve
                 (12) month period before the termination of his employment, been actively planning to do business:

                 (1) engage directly or indirectly, in any capacity (including but not limited to owner, sole proprietor, partner, shareholder (unless his holding is for investment purposes only and is limited to less than 1% of the total combined voting power of all shares), employee, agent,





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                          consultant, officer or director) in any business
                          which competes with the Company;

                 (2) solicit or attempt to solicit any customers of the Company on behalf of such competing businesses, without prior written consent of the President of the Company; or

                 (3) employ, engage for hire, solicit the employment or engagement for hire, or otherwise attempt to employ or engage for hire, by or on behalf of any such competing businesses, without the prior written consent of the Company, any person who within the prior twelve (12) month period has been an officer or employee of the Company, unless such officer or employee has been terminated by the Company.

         (b) The provisions of subparagraph 6(a) will be of no force or effect in the event of Executive's Termination upon a Change of Control, as defined in the CIGNA Corporation Severance Benefits Plan for Members of the Executive Group.


7.       JUDICIAL REMEDIES.

         (a) Executive acknowledges that the Company or its affiliates will have no adequate remedy at law if Executive violates the terms of paragraphs 4, 5 and 6. In such event, the Company shall have the right, in addition to any other rights it may have, to obtain in any court of competent jurisdiction injunctive relief to restrain any breach or threatened breach of specific performance of this Agreement.

         (b) If the scope of the restrictions on the Executive under paragraph 6 are found by a court of competent jurisdiction to be unreasonably broad and unenforceable, it is the intent of the parties that the court not void the restrictions but reformulate them so they are reasonable and enforceable, while adhering as closely as possible to the original scope of the restrictions.

8. RECOVERY. If the Executive violates any of the provisions of paragraphs 4, 5 or 6:

         (a) CIGNA shall have no obligation to pay Executive (or Executive's surviving spouse) any amounts described in paragraphs 2 or 3 of the Agreement; and





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         (b)     If Executive has already received any payments under paragraph
                 2, Executive agrees that the amount of such payments shall be repaid to CIGNA as follows:

                 (1) CIGNA shall immediately offset such amounts from any payments which may be owing to the Executive; and

                 (2) If such offset is insufficient, Executive agrees to repay any remaining amounts to CIGNA within thirty
                          (30) days of receipt of CIGNA's written demand for such repayment. If CIGNA must commence any arbitration or other legal action to enforce Executive's obligations under this subparagraph 8(b), Executive further agrees to pay CIGNA its costs and attorneys' fees in such action.


9. LIMITED SCOPE. This Agreement is not a contract of employment for any specified term, and nothing herein is intended to, nor shall be construed as, changing the nature of Executive's employment from an at-will relationship. This Agreement is limited to the terms and conditions set forth herein and does not otherwise address Executive's compensation or benefits, the duties and responsibilities of his position, or any of the Company's other rights as employer.


10. The Agreement is made and entered into in the Commonwealth of Pennsylvania, and at all times and for all purposes shall be interpreted, enforced and governed under its laws.


11. Without in any way affecting the terms of paragraph 7 above, it is agreed that any controversy or claim arising out of or relating to this Agreement shall be settled exclusively by arbitration in Philadelphia, Pennsylvania, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof.


12. References in this Agreement to the Executive Severance Plan shall mean such plan as amended through March 1, 1996, and shall not mean any subsequent versions of such plan, or any successor plan, unless the Executive agrees in writing that such subsequent version or successor shall be applicable.





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13.      CIGNA's rights and obligations under this Agreement will inure to the benefit of and be binding upon CIGNA's successors and assigns.


14. The Company's obligations under this Agreement shall be unfunded and unsecured and shall be paid when due out of the general assets of the Company. However, the Company's obligations may be funded through the CIGNA Corporation Benefits Protection Trust or other "rabbi trust" arrangement which is a grantor trust the assets of which are not subject to the claims of creditors of the Company, except in the case of bankruptcy or insolvency of the Company.


15. This Agreement contains the entire agreement between Executive and CIGNA with respect to the matters addressed herein and fully replaces and supersedes any and all prior agreements or understandings between them related to such matters. Any amendment to this Agreement must be in writing and signed by both CIGNA and Executive.



         IN WITNESS WHEREOF, the persons named below have signed this Agreement and Release on the dates shown below.


                                  CIGNA Corporation


 3-27-96                          /s/ W. H. Taylor
--------------------------        ----------------------------
                                  By  Wilson H. Taylor
         Date                          President and
                                   Chief Executive Officer



 3-27-96                          /s/ D. M. Levinson
--------------------------        ----------------------------
         Date                     Donald M. Levinson





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